Exhibit 10.2

ASSIGNMENT OF CAPITAL STOCK

WHEREAS, Olga Norkis Fernandez Valdez a/k/a Norkis Fernandez (hereinafter the “Assignor”) is the owner of 49 shares of the capital stock of Nona Legacy Power By La Rosa Realty, Inc. f/k/a La Rosa Realty Lake Nona, Inc., a Florida corporation (hereinafter “LRLN”); &

WHEREAS, pursuant to that certain Mediated Settlement Agreement dated October 18, 2024, Assignor agreed to sell her 49 shares of the capital stock of LRLN to La Rosa Holdings Corp. (hereinafter the “Assignee”).

WHEREAS, Assignor, in order to effectuate and consummate Assignee’s purchase of Assignor’s 49 shares of the capital stock of LRLN, is required to assign all of Assignor’s rights, title and interest in and to Assignor’s 49 shares of the capital stock of LRLN to Assignee.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by Assignor, Assignor hereby sells, assigns, transfers, and quit claims to Assignee all Assignor’s rights, title and interest in and to 49 shares of the capital stock of LRLN.

Olga Norkis Fernandez Valdez
a/k/a/ Norkis Fernandez

STATE OF FLORIDA)

COUNTY OF ORANGE)

The foregoing instrument was acknowledged before me on the __ day of October, 2024, by means of __ online notarization or __ physical presence by Olga Norkis Fernandez Valdez a/k/a Norkis Fernandez. She __ is personally known to me, __ has produced a Florida driver’s license as identification, or __ has produced the following as identification: __________________.

Notary Public - State of Florida